Exhibit 5.4

February 27, 2018

Nutrien Ltd.

Suite 500, 122 – 1st Avenue South

Saskatoon, SK S7K 7G3

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7E8

Ladies and Gentlemen:

Re: Registration Statement on Form F-10

We hereby consent to the reference to us in the registration statement on Form F-10 to which this consent is attached (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Nutrien Ltd. and to the use of our firm name under the headings “Enforceability of Civil Liabilities”, “Documents Filed as Part of the Registration Statement” and “Legal Matters” in the Prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP
BLAKE, CASSELS & GRAYDON LLP